Exhibit 99.1

Towers Watson Reports Second Quarter Adjusted Diluted EPS of $1.11

Increasing Fiscal 2011 Adjusted EPS Expected Range to $4.07 to $4.15

NEW YORK--(BUSINESS WIRE)--February 4, 2011--Towers Watson (NYSE, NASDAQ: TW), a leading global professional services company, today announced financial results for the second quarter of fiscal year 2011, which ended December 31, 2010.

Revenues were $791 million for the quarter, an increase from $433 million for the second quarter of fiscal 2010. The increase in revenues is driven by the merger between Towers Perrin and Watson Wyatt that became effective on January 1, 2010. Revenues for the second quarter increased 5% versus reported revenues of $751 million in the first quarter of fiscal 2011. Reported results for the second quarter of fiscal 2010 include only the financial results of Watson Wyatt. On a pro forma basis that includes Towers Perrin actual results in the second quarter of fiscal 2010, revenues declined 6% (-5% constant currency).

EBITDA was $104 million, or 13.2% of revenues, for the quarter. In the second quarter of fiscal 2010, EBITDA was $65 million, or 15.0% of revenues. The decline in EBITDA as a percentage of revenues is due primarily to transaction and integration costs as well as non-cash stock-based compensation arising from the merger. Adjusted EBITDA was $147 million, or 18.7% of revenues, for the quarter, and $81 million, or 18.7% of revenues, for the second quarter of fiscal 2010. Adjusted EBITDA excludes transaction and integration costs as well as non-cash stock-based compensation arising from the merger.

Net income attributable to controlling interests was $48 million for the quarter, an increase from $24 million for the second quarter of fiscal 2010. Diluted earnings per share were $0.65 for the quarter, and adjusted diluted earnings per share were $1.11 for the quarter. Adjusted diluted earnings per share include a normalized income tax rate and exclude transaction and integration costs, non-cash stock-based compensation arising from the merger, amortization of merger accounting intangible assets and non-recurring other income.

Towers Watson now has fewer people than the two legacy firms had in the prior year. The integration-related transitions have driven profit improvement since the closing of the merger, and also contributed to the revenue decline compared to the prior year. The company’s results were also impacted by fewer business days during the quarter.

“Last month we celebrated our first anniversary as Towers Watson. With much of the integration heavy lifting behind us now, we are pleased with our profitability and optimistic about the ramp up of our revenues,” said John Haley, chief executive officer. “We are well positioned to achieve our long-term objectives for growth in our services, our clients and our markets.”

Second Quarter Company Highlights

Strategic Acquisitions

On January 31, 2011, the company acquired EMB. EMB will strengthen the company’s property and casualty consulting practice and add powerful software tools to the property and casualty consulting and brokerage businesses.

On December 31, 2010, the company acquired Aliquant, a health and welfare outsourcing business. The company has had a long standing relationship with Aliquant through legacy Towers Perrin. The additional associates and call center capacity strengthen Towers Watson’s market position.

Financial Position

The company ended the quarter with $621 million in cash and $39 million in short-term investments, of which $417 million is available for the company’s use. The cash balance includes cash that is restricted from the brokerage business and cash on hand at the company’s insurance captive. The company also had $301 million of debt outstanding at the end of the quarter, of which $204 million was paid in January 2011 and the remainder is due in March 2012. Additionally, the company’s Board of Directors authorized a $100 million share repurchase program during the quarter, but no shares were repurchased.

Business Segment Results

Since prior period reported results include only the financial results of Watson Wyatt and are not comparable, the company discusses pro forma segment revenues to provide comparability with the prior year. The pro forma revenues assume the merger between Towers Perrin and Watson Wyatt occurred on July 1, 2009. The company’s management uses the pro forma revenues internally to focus on period-to-period operational changes in the business and believes this information is helpful to stockholders. Segment net operating income (NOI) margins are before consideration of discretionary compensation and other unallocated corporate costs, such as amortization of merger accounting intangible assets and transaction and integration costs.

Benefits

For the quarter, the Benefits segment had revenues of $440 million. On a pro forma, constant currency basis, revenues were down 5% compared to the second quarter of fiscal 2010. Revenues were down in Retirement, Technology and Administration Solutions, and Health and Group Benefits. The Benefits segment had an NOI margin of 30% in the second quarter of fiscal 2011.

Risk and Financial Services

For the quarter, the Risk and Financial Services segment had revenues of $173 million. On a pro forma, constant currency basis, revenues were down 7% compared to the second quarter of fiscal 2010. Revenues declined in Risk Consulting and Software, Investment Consulting and Brokerage. The Risk and Financial Services segment had an NOI margin of 21% in the second quarter of fiscal 2011.

Talent and Rewards

For the quarter, the Talent and Rewards segment had revenues of $147 million. On a pro forma, constant currency basis, revenues were down 4% compared to the second quarter of fiscal 2010. After adjusting for revenues that were divested, pro forma constant currency revenues increased 3%. Revenues increased in Data, Surveys and Technology and in Rewards, Talent and Communication, and declined in Executive Compensation. The Talent and Rewards segment had an NOI margin of 24% in the second quarter of fiscal 2011.

Other Income

The company recorded $11.4 million of other income during the quarter due primarily to the receipt of a non-recurring $9.4 million deferred payment from an investment sold by legacy Towers Perrin in June 2009. The $9.4 million of non-recurring other income is excluded from adjusted diluted earnings per share and all other income is excluded from EBITDA and adjusted EBITDA.

Outlook for Fiscal 2011

For fiscal 2011, the company expects to report revenues in the range of $3.12 billion to $3.19 billion and adjusted diluted earnings per share in the range of $4.07 to $4.15. For the third quarter of fiscal 2011, the company expects to report revenues in the range of $800 million to $830 million and adjusted diluted earnings per share in the range of $1.06 to $1.09. Adjusted diluted earnings per share include a normalized income tax rate and exclude transaction and integration costs, non-cash stock-based compensation arising from the merger and amortization of merger accounting intangible assets. This guidance assumes an average exchange rate of 1.55 U.S. dollars to the British Pound for the remainder of fiscal 2011 and 1.30 U.S. dollars to the Euro for the remainder of fiscal 2011.

Conference Call

The company will host a live webcast and conference call to discuss the financial results for the second quarter of fiscal 2011. It will be held on Friday, February 4, 2011, beginning at 9:00 a.m. Eastern Time, and can be accessed via the Internet at www.towerswatson.com. The replay of the call will be available shortly after the live call for a period of three months. A telephonic replay will also be available for one week after the call by dialing 617-801-6888 and using confirmation number 84604982.

About Towers Watson

Towers Watson is a leading global professional services company that helps organizations improve performance through effective people, risk and financial management. With approximately 14,000 full-time and contract associates around the world, we offer solutions in the areas of employee benefits, talent management, rewards, and risk and capital management. Towers Watson was formed on January 1, 2010, from the merger of Towers Perrin and Watson Wyatt, two leading multi-service firms that provide a broad array of consulting services to organizations around the world.

Use of Non-GAAP Measures

The company defines EBITDA as net income before non-controlling interests adjusted for provision for income taxes, interest, depreciation and amortization. We use EBITDA in evaluating our financial performance. Although EBITDA is not a measure of financial condition or performance determined in accordance with U.S. generally accepted accounting principles (GAAP), we believe that it is a useful measure for evaluating our results of operations as compared from period to period and in providing a baseline for the evaluation of future operating performance. A reconciliation of net income before non-controlling interests to EBITDA is included in the accompanying tables to today’s press release. EBITDA is not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies unless the definition is the same.

The company also uses adjusted measures of income to evaluate its performance internally and separately evaluates its performance of transaction and integration activities as well as changes in tax law. Adjusted EBITDA and Adjusted diluted earnings per share are not determined in accordance with GAAP. However, we believe these measures are useful in evaluating our results of operations and in providing a baseline for the evaluation of future operating results. Reconciliations of EBITDA to Adjusted EBITDA (and from net income before non-controlling interests, the most comparable GAAP financial measure, to EBITDA), and diluted earnings per share to Adjusted diluted earnings per share are included in the accompanying tables to today’s press release. Adjusted measures of income may not be defined in the same manner by all companies, and our adjusted measures of income may not be comparable to similarly titled measures of other companies.

Non-GAAP measures should be considered in addition to the information contained within our financial statements.

Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements and other forward-looking statements in this document by words such as “may”, “will”, “would”, “expect”, “anticipate”, “believe”, “estimate”, “plan”, “intend”, “continue”, or similar words, expressions or the negative of such terms or other comparable terminology. Such statements are based upon the current beliefs and expectations of Towers Watson's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the risk that the Towers Perrin and Watson Wyatt businesses will not be integrated successfully; the risk that anticipated cost savings and any other synergies from the merger of Towers Perrin and Watson Wyatt may not be fully realized or may take longer to realize than expected; the ability to successfully make and integrate profitable acquisitions; the risk that the recently announced acquisitions of EMB or Aliquant Corporation are not profitable or are not otherwise successfully integrated; the ability to successfully address issues surrounding the number of company shares that will become freely tradable on January 1, 2012; our ability to respond to rapid technological changes; the ability to recruit and retain qualified employees, particularly given the company’s recent changes in employee compensation plans; and to retain client relationships, particularly in the executive compensation business, given recent Securities and Exchange Commission (SEC) and other regulatory actions; and the risk that a significant or prolonged economic downturn could have a material adverse effect on Towers Watson's business, financial condition and results of operations. Additional risks and factors are identified under “Risk Factors” in Towers Watson’s Annual Report on Form 10-K filed on September 7, 2010 with the SEC.

You should not rely upon forward-looking statements as predictions of future events because these statements are based on assumptions that may not come true and are speculative by their nature. Towers Watson does not undertake an obligation to update any of the forward-looking information included in this document, whether as a result of new information, future events, changed expectations or otherwise.

TOWERS WATSON & CO.
Supplemental Segment Information
(Thousands of U.S. Dollars)
(Unaudited)

Segment Revenue

	Revenue for the Three
	Months Ended Dec. 31		% Change	Currency	Acquisitions/	% Change
	2010	2009	GAAP	Impact	Divestitures	Organic

Benefits	$440,393	$470,019	-6%	-1%	n/a	-5%
Risk & Financial Services	172,815	187,412	-8%	-1%	0%	-7%
Talent & Rewards	147,108	156,162	-6%	-2%	-7%	3%
Reportable Segments	$760,316	$813,593

	Revenue for the Six
	Months Ended Dec. 31		% Change	Currency	Acquisitions/	% Change
	2010	2009	GAAP	Impact	Divestitures	Organic

Benefits	$865,133	$914,047	-5%	-1%	n/a	-4%
Risk & Financial Services	339,167	369,508	-8%	-1%	0%	-7%
Talent & Rewards	283,345	295,094	-4%	-1%	-7%	4%
Reportable Segments	$1,487,645	$1,578,649

During the three and six months ended December 31, 2009, Risk & Financial Services had revenue from VIPitech, a financial modeling software, that was divested in June 2010, and Talent & Rewards had revenue that was divested to Pay Governance through associate transfers from July through October 2010.

Reconciliation of Reportable Segment Revenues to Consolidated Revenues

	Three Months Ended Dec. 31			Six Months Ended Dec. 31
	2010	2009		2010	2009

Reportable Segments	$760,316	$813,593		$1,487,645	$1,578,649
Reimbursable Expenses and Other	30,348	30,643		54,460	48,397
Consolidated Revenues	$790,664	$844,236		$1,542,105	$1,627,046

Segment Net Operating Income

		Three Months and Six Months
		Ended Dec. 31, 2010

Benefits		$134,271	$260,201
Risk & Financial Services		36,724	75,888
Talent & Rewards		36,010	65,418
Reportable Segments		$207,005	$401,507

Reconciliation of Reportable Segment Net Operating Income to Income before Income Taxes

		Three Months and Six Months
		Ended Dec. 31, 2010

Reportable Segments		$207,005	$401,507
Differences in Allocation Methods		5,179	14,965
Amortization of Intangible Assets		(11,673)	(23,412)
Transaction and Integration Expenses		(30,702)	(48,392)
Stock-Based Compensation		(24,191)	(47,916)
Discretionary Compensation		(85,500)	(173,975)
Non-Operating Income		11,410	12,973
Other, net		(130)	(5,493)
Income before Income Taxes		$71,398	$130,257

TOWERS WATSON & CO.
Reconciliation of Non-GAAP Measures
(Thousands of U.S. Dollars, Except Per Share Data)
(Unaudited)

The company completed the merger of Towers Perrin and Watson Wyatt on January 1, 2010, and is incurring significant transaction and integration costs. The company is also incurring significant non-cash charges from stock-based compensation arising from the merger and the amortization of merger accounting intangible assets. The company's management uses adjusted measures of income to evaluate its performance internally and separately evaluates its performance of transaction and integration activities. Management determined that this information is useful to investors in evaluating its results of operations and providing a baseline for evaluation of future operating results. Reconciliations of our non-GAAP measures to GAAP measures are as follows.

	Three Months		Six Months
	Ended Dec. 31, 2010		Ended Dec. 31, 2010

Diluted EPS per GAAP	$0.65		$1.09

Transaction and Integration Costs	0.25		0.39
Stock-Based Compensation	0.20		0.41
Amortization of Merger Accounting Intangible Assets	0.10		0.21
Non-recurring Other Income	(0.08)		(0.08)
Other Merger-related tax items	(0.01)		0.01

Adjusted Diluted EPS	$1.11		$2.03

	Three Months Ended
	Dec. 31, 2010		Dec. 31, 2009

Net Income Before Non-Controlling Interests	$48,581		$23,980
Provision for Income Taxes	22,817		22,113
Interest, net	2,186		415
Depreciation and Amortization	30,525		18,251
EBITDA	$104,109		$64,759

EBITDA and EBITDA Margin	$104,109	13.2%	64,759	15.0%

Transaction and Integration Costs	30,702	3.9%	16,727	3.9%
Stock-Based Compensation	24,191	3.1%	-
Other Non-Operating Income (a)	(11,531)	-1.5%	(699)	-0.2%

Adjusted EBITDA and EBITDA Margin	$147,471	18.7%	80,787	18.7%

	Six Months Ended
	Dec. 31, 2010		Dec. 31, 2009

Net Income Before Non-Controlling Interests	$82,310		53,709
Provision for Income Taxes	47,947		37,463
Interest, net	4,244		514
Depreciation and Amortization	61,405		36,185
EBITDA	$195,906		$127,871

EBITDA and EBITDA Margin	$195,906	12.7%	$127,871	15.3%

Transaction and Integration Costs	48,392	3.1%	25,292	3.0%
Stock-Based Compensation	47,916	3.1%	-
Other Non-Operating Income (a)	(13,258)	-0.9%	(2,736)	-0.3%

Adjusted EBITDA and EBITDA Margin	$278,956	18.1%	$150,427	18.0%

(a) Other non-operating income includes income from affiliates and other non-operating income

TOWERS WATSON & CO.
Condensed Consolidated Statements of Operations
(Thousands of U.S. Dollars, Except Per Share Data)
(Unaudited)

	Three months ended December 31,		Six months ended December 31,
	2010	2009	2010	2009

Revenue	$790,664	$432,614	$1,542,105	$833,959

Costs of providing services:
Salaries and employee benefits	499,449	267,220	991,106	524,546
Professional and subcontracted services	60,073	28,103	118,141	49,865
Occupancy	36,343	19,226	71,815	37,667
General and administrative expenses	71,519	37,278	130,003	71,454
Depreciation and amortization	30,525	18,251	61,405	36,185
Transaction and integration expenses	30,702	16,727	48,392	25,292
	728,611	386,805	1,420,862	745,009

Income from operations	62,053	45,809	121,243	88,950

Income from affiliates	121	(1,059)	285	(164)
Interest income	1,289	189	2,584	539
Interest expense	(3,475)	(604)	(6,828)	(1,053)
Other non-operating income	11,410	1,758	12,973	2,900

Income before income taxes	71,398	46,093	130,257	91,172

Provision for income taxes	22,817	22,113	47,947	37,463

Net income before non-controlling interests	48,581	23,980	82,310	53,709

Net income attributable to non-controlling interests	478	108	965	56

Net income attributable to controlling interests	$48,103	$23,872	$81,345	$53,653

Earnings per share:
Net income attributable to controlling interests - basic	$0.65	$0.57	$1.10	$1.26
Net income attributable to controlling interests - diluted	$0.65	$0.56	$1.09	$1.26

Weighted average shares of common stock,
basic (000)	74,273	42,244	74,254	42,458
Weighted average shares of common stock,
diluted (000)	74,335	42,580	74,320	42,734

TOWERS WATSON & CO.
Condensed Consolidated Balance Sheets
(Thousands of U.S. Dollars, Except Share Data)
(Unaudited)

	December 31,	June 30,
	2010	2010

Assets
Cash and cash equivalents	$620,929	$600,466
Short-term investments	38,910	51,009
Receivables from clients:

Billed, net of allowances of $13,782 and $7,975	461,983	421,602
Unbilled, at estimated net realizable value	228,671	215,912
	690,654	637,514

Other current assets	156,991	156,312
Total current assets	1,507,484	1,445,301

Fixed assets, net	224,695	227,308
Deferred income taxes	293,288	344,481
Goodwill	1,859,612	1,717,295
Intangible assets, net	671,827	683,487
Other assets	169,965	155,745

Total Assets	$4,726,872	$4,573,617

Liabilities
Accounts payable, accrued liabilities and deferred income	$482,604	$409,308
Reinsurance payables	130,381	164,539
Notes payable	203,967	201,967
Other current liabilities	169,427	189,966
Total current liabilities	986,379	965,780

Revolving credit facility	-	-
Accrued retirement benefits	904,939	1,061,557
Professional liability claims reserve	321,937	335,034
Other noncurrent liabilities	248,237	246,574

Total Liabilities	2,461,492	2,608,945

Commitments and contingencies

Stockholders' Equity
Class A Common Stock - $.01 par value:
300,000,000 shares authorized; 52,164,981 and 47,160,497 issued and
52,164,981 and 47,160,497 outstanding	522	472
Class B Common Stock - $.01 par value:
93,500,000 shares authorized; 22,134,610 and 27,043,196 issued and
22,134,610 and 27,043,196 outstanding	221	270
Additional paid-in capital	1,734,308	1,679,624
Retained earnings	781,775	711,570
Accumulated other comprehensive loss	(261,352)	(436,329)
Total Stockholders' Equity	2,255,474	1,955,607
Non-controlling interest	9,906	9,065
Total Equity	2,265,380	1,964,672

Total Liabilities and Total Equity	$4,726,872	$4,573,617

CONTACT:
Towers Watson
Mary Malone, +1 703-258-7841
mary.malone@towerswatson.com